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       As filed with the Securities and Exchange Commission on June 7, 1999

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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

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                                       FORM 8-A

            FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
            SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

                               UNIONBANCAL CORPORATION
                (Exact Name of Registrant as Specified in its Charter)

             CALIFORNIA                              94-1234979
     --------------------------         ------------------------------------
     (State of Incorporation or         (I.R.S. Employer Identification No.)
      Organization)


                               350 CALIFORNIA STREET
                          SAN FRANCISCO, CALIFORNIA  94104
                      ----------------------------------------
                      (Address of principal executive offices)






If this Form relates to the             If this Form relates to the
registration of a class of securities   registration of a class of securities
pursuant to Section 12(b) of the        pursuant to Section 12(g) of the
Exchange Act and is effective           Exchange Act and is effective
pursuant to General Instruction         pursuant to General Instruction
A.(c), please check the following       A.(d), please check the following
box.  [X]                               box.   [  ]

Securities Act registration statement file number to which this form relates:
N/A


Securities to be registered pursuant to Section 12(b) of the Act:


Title of Each Class                     Name of Each Exchange on Which
to be so Registered                     Each Class is to be Registered
-------------------                     ------------------------------

Common Stock                            New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:  None

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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          This Registration Statement relates to the registration with the Securities and Exchange Commission of Common Stock of the Registrant (the "Common Stock"). The Registrant currently has 300,000,000 shares of Common Stock authorized for issuance. Each holder of shares of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the Registrant's shareholders. The holder of outstanding shares of Common Stock are entitled to receive ratably such dividends out of assets legally available therefor as the Board of Directors of the Registrant may determine. Upon the Registrant's liquidation or dissolution, the holders of Common Stock will be entitled to share ratably in the Registrant's assets that are legally available for distribution to shareholders after payment of liabilities. If the Registrant has any preferred stock outstanding, holders of the preferred stock may be entitled to dividend and/or liquidation preferences. In either such case, the Registrant must pay the applicable distribution to the holders of its preferred stock before it may pay any distributions to the holders of Common Stock. Holders of the Common Stock have no conversion, sinking fund, redemption, preemptive or subscription rights. In addition, holders of the Common Stock do not have cumulative voting rights. The Registrant may not further call or assess shares of the Common Stock.

ITEM 2.   EXHIBITS.

          None.


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                                      SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        UNIONBANCAL CORPORATION



                                        By: /s/ John H. McGuckin, Jr.
                                           -------------------------------------
                                           Name:  John H. McGuckin, Jr.
                                           Title:  Executive Vice President

Date: June 7, 1999


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